Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Symantec Corporation:

We consent to the use of our report dated May 20, 2016, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, incorporated by reference herein.

Our report refers to a change in presentation of deferred income taxes.

/s/ KPMG LLP

Santa Clara, California

February 17, 2017